Exhibit 99.2

PFIZER INC. AND WYETH
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Statement of Income combines the historical consolidated statements of income of Pfizer Inc. (“Pfizer”) and Wyeth, giving effect to the merger of Wyeth and Wagner Acquisition Corp., a wholly owned subsidiary of Pfizer, as if it had occurred on January 1, 2008.  The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Pfizer and Wyeth, giving effect to the merger as if it had occurred on December 31, 2008.  We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results.  The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.  In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•
separate historical financial statements of Pfizer as of and for the year ended December 31, 2008 and the related notes included in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008; and

•
separate historical financial statements of Wyeth as of and for the year ended December 31, 2008 and the related notes included in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008.

We present the unaudited pro forma condensed combined financial information for informational purposes only.  The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger at the dates indicated.  In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.  There were no material transactions between Pfizer and Wyeth during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting under existing U.S. GAAP standards, which are subject to change and interpretation.  Pfizer has been treated as the acquirer.  The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.  Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.  Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying Unaudited Pro Forma Condensed Combined Financial Statements and Pfizer’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company or the costs to integrate the operations of Pfizer and Wyeth or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2008

(IN MILLIONS, EXCEPT PER SHARE DATA)	Pfizer Inc.	Wyeth	Pro Forma Adjustments		Pro Forma Combined

Revenues	$48,296	22,834			71,130
Cost and expenses:
Cost of sales	8,112	5,906			14,018
Selling, informational and administrative expenses	14,537	6,542			21,079
Research and development expenses	7,945	3,309			11,254
Amortization of intangible assets	2,668	79	2,845	(a)	5,592
Acquisition-related in-process research and development charges	633	31			664
Restructuring charges and acquisition-related costs	2,675	467			3,142
Other deductions-net	2,032	142	3,016	(b)	5,190
Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	9,694	6,358	(5,861)		10,191
Provision for taxes on income	1,645	1,920	(1,960	)(c)	1,605
Minority interests	23	20			43
Income from continuing operations	$8,026	4,418	(3,901)		8,543
Income from continuing operations per common share – basic	$1.19	3.31			1.06
Income from continuing operations per common share – diluted	$1.19	3.27			1.06
Weighted average shares used to calculate earnings per common share amounts:
Basic	6,727	1,333	(20)		8,040
Diluted	6,750	1,357	(45)		8,062
Cash dividends paid per common share	$1.28	1.14

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.  The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
AS OF DECEMBER 31, 2008

(IN MILLIONS)	Pfizer Inc.	Wyeth	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$2,122	10,016	(10,016)	(d)	2,122
Short-term investments	21,609	4,529	(12,431)	(d)	13,707
Accounts receivable, less allowance for doubtful accounts	8,958	3,647			12,605
Short-term loans	824				824
Inventories	4,381	2,996	4,600	(e)	11,977
Taxes and other current assets	5,034	2,293	(1,300)	(c)	6,027
Assets held for sale	148				148
Total current assets	43,076	23,481	(19,147)		47,410

Long-term investments and loans	11,478				11,478
Property, plant and equipment, less accumulated depreciation	13,287	11,198			24,485
Goodwill	21,464	4,262	6,641	(f)	32,367
Identifiable intangible assets, less accumulated amortization	17,721	422	50,478	(g)	68,621
Other assets, deferred taxes and deferred charges	4,122	4,669	178	(c), (h)	8,969
Total assets	$111,148	44,032	38,150		193,330
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings, including current portion of long-term debt	$9,320	913			10,233
Accounts payable	1,751	1,254			3,005
Dividends payable	2,159				2,159
Income taxes payable	656	256	1,165	(c)	2,077
Accrued compensation and related items	1,667	431			2,098
Other current liabilities	11,456	3,996	747	(c)	16,199
Total current liabilities	27,009	6,850	1,912		35,771

Long-term debt	7,963	10,826	22,634	(i)	41,423
Pension benefit obligations	4,235	1,601			5,836
Postretirement benefit obligations	1,604	1,778			3,382
Deferred taxes	2,959	213	16,150	(c)	19,322
Other taxes payable	6,568	1,505			8,073
Other noncurrent liabilities	3,070	1,993			5,063
Total liabilities	53,408	24,766	40,696		118,870

Minority interests	184	92			276

Preferred stock	73				73
Common stock	443	444	(378)	(j)	509
Additional paid-in capital	70,283	7,483	9,229	(k)	86,995
Employee benefit trust	(425)				(425)
Treasury stock	(57,391)				(57,391)
Retained earnings	49,142	12,869	(13,019)	(l)	48,992
Accumulated other comprehensive income/(expense)	(4,569)	(1,622)	1,622	(m)	(4,569)
Total shareholders’ equity	57,556	19,174	(2,546)		74,184
Total liabilities and shareholders’ equity	$111,148	44,032	38,150		193,330

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.  The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On January 25, 2009, Pfizer Inc., Wagner Acquisition Corp., a wholly-owned subsidiary of Pfizer, and Wyeth entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which, subject to the terms and conditions set forth in the merger agreement, Wyeth will become a wholly-owned subsidiary of Pfizer (the “merger”).  The merger agreement provides that each issued and outstanding share of Wyeth common stock will be converted into the right to receive a combination of $33.00 cash, without interest, and 0.985 of a share (the “exchange ratio”) of Pfizer common stock (the “merger consideration”) in a taxable transaction.  Pfizer will not issue more than 19.9% of its outstanding common stock at the acquisition date in connection with the merger.  The exchange ratio will be adjusted if it would result in Pfizer issuing in excess of 19.9% of its outstanding common stock as a result of the merger.  In such circumstance, the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Pfizer common stock issued or issuable as a result of the merger will equal 19.9% of its outstanding common stock and the cash portion of the merger consideration will be increased by an equivalent value (based on the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System).  Pfizer and Wyeth currently do not anticipate that any adjustment to the exchange ratio will be required. Accordingly, Pfizer does not believe that a potential adjustment to the merger consideration as described above will have a material effect on the pro forma financial statement balances.

 Each outstanding stock option under Wyeth’s stock incentive plans, whether or not vested and exercisable, will become fully vested and exercisable immediately prior to the effective time of the merger, and then at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable tax, equal to the excess, if any, of: (i) the per share value of the merger consideration, minus the per share exercise price of the option, multiplied by (ii) the total number of shares of Wyeth common stock underlying the option.  The “per share value of the merger consideration” is equal to the sum of (x) the cash portion of the merger consideration, plus (y) the market value of the stock portion of the merger consideration (determined based on the volume weighted average of the price of Pfizer common stock for the five consecutive trading days ending two days prior to the time the merger becomes effective, as such prices are reported on the NYSE Transaction Reporting System).  If the per share exercise price of any Wyeth stock option is equal to or greater than the per share value of the merger consideration, then the stock option will be cancelled without any payment to the stock option holder.

Also at the effective time of the merger, generally each outstanding share of restricted stock, each outstanding deferred stock unit (“DSU”) and each outstanding restricted stock unit (“RSU”), including performance share unit awards (but excluding certain RSUs that constitute deferred compensation, as discussed below), will vest and then will be cancelled and converted into the right to receive an amount in cash equal to the per share value of the merger consideration in respect of each share of Wyeth common stock into which the vested portion of such outstanding restricted stock, DSU and RSU award, as applicable, would otherwise be convertible (except that with respect to any performance share unit award, which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such performance share unit award to become vested upon the effective time of the merger, such performance share unit award will only become vested as to such percentage (with the remaining unvested portion being cancelled without payment)).  These cash amounts will be paid out within ten business days after the effective time of the merger in accordance with the terms of the applicable plans.  However, at the effective time of the merger, each outstanding RSU that constitutes deferred compensation under Section 409A of the Internal Revenue Code ("IRC") will, as of the effective time of the merger, be converted into the right to receive the merger consideration in respect of each share of Wyeth common stock into which such RSU would otherwise be convertible.  Such merger consideration will be deposited into a trust, the cash portion of the merger consideration will accrue interest at a designated market rate, the stock portion of the merger consideration will accrue dividends in the form of additional shares of Pfizer common stock in the same amount and at the same time as dividends are paid on Pfizer common stock, and these amounts will be paid out in accordance with the applicable payment schedules provided for under the applicable stock incentive plan, award agreement and/or deferral elections made by the holders of such RSUs.  For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we have assumed that there are no RSU awards that cannot be immediately settled due to tax law restrictions.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Upon completion of the merger, each share of Wyeth $2 Convertible Preferred Stock, par value $2.50 per share, issued and outstanding immediately prior to completion of the merger will be converted into the right to receive one share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock.  It is expected, however, that Pfizer will request Wyeth to, whereupon Wyeth will, redeem its outstanding $2 Convertible Preferred Stock prior to the completion of the merger in which case Pfizer will not have to issue any preferred stock in connection with the merger.

The merger is subject to Wyeth shareholder approval, governmental and regulatory approvals, the satisfaction of certain conditions related to the debt financing for the transaction, and other usual and customary closing conditions.  The merger is expected to be completed at the end of the third quarter or during the fourth quarter of 2009.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Pfizer and Wyeth.  Certain reclassifications have been made to the historical financial statements of Wyeth to conform with Pfizer’s presentation, primarily related to the presentation of amortization expense of intangible assets, acquisition-related in-process research and development charges, restructuring charges, net interest income, minority interests expense, accrued compensation-related liabilities and noncurrent tax liabilities. Included in Wyeth’s restructuring charges of $467 million for the year ended December 31, 2008 is a net gain on the sale of a manufacturing facility in Japan of $105 million.

The acquisition method of accounting is based on Statement of Financial Accounting Standard (SFAS) No. 141R, Business Combinations, which we adopted on January 1, 2009 and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements, which we have adopted as required.  We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

SFAS No. 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date.  In addition, SFAS No. 141R establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these Unaudited Pro Forma Condensed Combined Financial Statements.

SFAS No. 157 defines the term ‘fair value’ and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures.  Fair value is defined in SFAS No. 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  This is an exit price concept for the valuation of the asset or liability.  In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  As a result of these standards, we may be required to record assets which we do not intend to use or sell (defensive assets) and/or to value assets at fair value measures that do not reflect Pfizer’s intended use of those assets.  Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the merger, primarily at their respective fair values and added to those of Pfizer.  Financial statements and reported results of operations of Pfizer issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Wyeth.

Under SFAS No. 141R, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.  Total acquisition-related transaction costs expected to be incurred by Pfizer are estimated to be $150 million and are reflected in these Unaudited Pro Forma Condensed Combined Financial Statements as a reduction to cash and retained earnings.  The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any acquisition-related restructuring charges incurred in connection with the merger but these charges are expected to be in the range of approximately $6-8 billion dollars.  These costs will be expensed as incurred.  We have made no adjustment for anticipated acquisition-related transaction costs to be incurred by Wyeth, which are estimated to be approximately $135 million.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

3.	Accounting Policies

Upon consummation of the merger, Pfizer will review Wyeth’s accounting policies.  As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity.  The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Wyeth:

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	Conversion Calculation	Estimated Fair Value	Form of Consideration

Number of shares of Wyeth common stock outstanding as of December 31, 2008	1,331.6
Multiplied by Pfizer’s stock price as of March 11, 2009 multiplied by the exchange ratio of 0.985 ($12.79*0.985)	$12.60	$16,778	Pfizer common stock

Number of shares of Wyeth common stock outstanding as of December 31, 2008	1,331.6
Multiplied by cash consideration per common shareoutstanding	$33.00	43,943	Cash

Number of shares of Wyeth $2 Convertible Preferred Stock outstanding at December 31, 2008(a)	--
Multiplied by the exchange ratio of one share of Pfizer convertible preferred stock at a par value of $2.50 per share		--	Pfizer newly created convertible preferred stock

Number of shares of Wyeth stock options vested and unvested as of December 31, 2008 expected to be cancelled and exchanged for a cash payment	56.1
Multiplied by the difference between the per share value of the merger consideration and the weighted-average option exercise price of in-the-money options	$3.81	214	Cash

Number of outstanding shares of restricted stock and each outstanding deferred or restricted stock unit, including performance share unit awards, as of December 31, 2008, expected to be cancelled	11.0
Multiplied by the per share value of the merger consideration	$45.60	502	Cash

Estimate of consideration expected to be transferred(b)		$61,437

(a)
Number and amount of Wyeth $2 Convertible Preferred Stock outstanding round to zero in the presentation format.  Actual shares outstanding and whole dollar amounts are: 8,971 shares of outstanding Wyeth $2 Convertible Preferred Stock at a $2.50 par value per share, totaling $22 thousand.  It is expected that Pfizer will request Wyeth to, whereupon Wyeth will, redeem its outstanding $2 Convertible Preferred Stock prior to the completion of the merger.  However, for purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we have not assumed redemption of the $2 Convertible Preferred Stock prior to the completion of the merger.

(b)
The estimated consideration expected to be transferred reflected in these Unaudited Pro Forma Condensed Combined Financial Statements does not purport to represent what the actual consideration transferred will be when the merger is consummated.  In accordance with SFAS No. 141R, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price.  This requirement will likely result in a per share equity component different from the $12.60 assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and that difference may be material.  For example, if Pfizer’s stock price on the closing date of the merger, increased or decreased by 40% from the price assumed in these Unaudited Pro Forma Condensed Combined Financial Statements, the consideration transferred would increase or decrease by about $7 billion.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed, reconciled to the estimate of consideration expected to be transferred:

(IN MILLIONS)
Book value of net assets acquired at December 31, 2008	$19,174
Adjusted for:
Elimination of existing goodwill and intangible assets	(4,684)
Adjusted book value of net assets acquired	$14,490
Adjustments to:
Inventory(a)	4,600
Property, plant and equipment(b)	--
Identifiable intangible assets(c)	50,900
Debt(d)	(134)
Non-contractual contingencies(e)	--
Taxes(f)	(19,322)
Goodwill(g)	10,903
Estimate of consideration expected to be transferred	$61,437

(a)
As of the acquisition date, inventories are required to be measured at fair value, which we believe will approximate net realizable value.  We do not have sufficient information at this time as to the specific finished goods on hand, the stage of completion of work-in-progress inventories (which inventories represent approximately 50% of total inventories, as disclosed in Wyeth’s 2008 annual report) or the types and nature of raw materials and supplies.  However, for purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we have estimated the fair value adjustment by referencing selected acquisition transactions in the life science, consumer and animal health sectors (because such sectors are the sectors in which Wyeth operates) and relying on those inventory valuation trends.

(b)
As of the acquisition date, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date.  The acquired assets can include assets that we do not intend to use or sell, or that we intend to use in a manner other than their highest and best use.  We do not have sufficient information at this time as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and construction-in-progress, as applicable, and we do not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants.  All of these elements can cause differences between fair value and net book value.  For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we referenced selected acquisition transactions in the life science, consumer and animal health sectors (because such sectors are the sectors in which Wyeth operates) and observed that fair value adjustments that increase property, plant and equipment can be significant and noted that the estimated remaining useful lives of the underlying assets can range from 10 to 15 years.  We also note that reductions to book value are possible.  However, we do not believe that we have sufficient information at this time to permit us to provide an estimate of fair value or the associated adjustments to depreciation and amortization.  For each $1 billion of fair value adjustment that changes property, plant and equipment, there could be a change in depreciation expense approximating $100 million, assuming a weighted-average useful life of 10 years.

(c)
As of the acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that we do not intend to use or sell or that we intend to use in a manner other than their highest and best use.  For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we have assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but we have not assumed the achievement of any market participant synergies.  We have excluded the consideration of synergies because we do not consider them to be factually supportable, a required condition for these pro forma adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other relevant laws and regulations, there are significant limitations regarding what Pfizer can learn about the specifics of the Wyeth intangible assets and any such process will take several months to complete.  We estimate the number of distinct intangibles acquired could be in the hundreds.

At this time, we do not have information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase.  Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.  However, for purposes of these Unaudited Pro Forma Condensed Combined Financial Statements and using publicly available information, such as historical product revenues, Wyeth’s cost structure, and certain other high-level assumptions, we have estimated the fair value of the identifiable intangible assets and their weighted-average useful lives as follows:

	Estimated Fair Value	Estimated Useful Life
Developed technology – finite-lived	$30.9 billion	11 years
Brands – finite-lived	3.3 billion	20 years
Brands – indefinite-lived	5.0 billion	NA
In-process R&D – indefinite-lived	11.7 billion	Unknown*
Total	$50.9 billion
*
In-process research and development assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing.  Upon successful completion of the development process for an acquired in-process research and development project, we will make a determination as to the useful life of the asset; at that point in time, the asset would then be considered a finite-lived intangible asset and we would begin to amortize the asset into earnings.

(d)
As of the acquisition date, debt is required to be measured at fair value.  The fair value of long-term debt is disclosed in Wyeth’s 2008 annual report and this disclosure is the basis for our adjustment.  Using publicly available information, we believe the disclosed amount is reasonable.

(e)
As of the acquisition date, non-contractual contingencies are required to be measured at fair value, if it is more-likely-than-not that a liability has been incurred as of the acquisition date.  As disclosed in Wyeth’s 2008 annual report, Wyeth is “involved in various legal proceedings, including product liability, patent, commercial, environmental and antitrust matters, of a nature considered normal to its business.”  However, we do not have sufficient information to evaluate these legal contingencies under a more-likely-than-not standard, to value them under a fair value standard or to estimate a range of outcomes, although based on disclosures in Wyeth’s 2008 annual report, we believe the upper-end of any such range of any such contingencies could be significant.

On February 25, 2009, the Financial Accounting Standards Board (“FASB”) agreed to issue a FASB Staff Position to amend the guidance in SFAS No. 141R to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated.  If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would be recognized in accordance with SFAS No. 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss.  The FASB Staff Position is expected to be issued in March 2009, and when issued, it is expected that the amended guidance will be applicable to the accounting for the merger between Pfizer and Wyeth.

In addition, Wyeth has recorded provisions for uncertain tax positions.  Income taxes are exceptions to both the recognition and fair value measurement principles of SFAS No. 141R; they continue to be accounted for under the guidance of SFAS No. 109, Accounting for Income Taxes, as amended, and related interpretative guidance.  As disclosed in Wyeth’s 2008 annual report, these assessments involve “complex judgments about future events and rely on estimates and assumptions by management.”

(f)
As of the acquisition date, we will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired inventory and intangibles (see Note 6. Pro Forma Adjustments, items e and g).  In addition, we will provide deferred taxes on Wyeth’s unremitted earnings for which no taxes have been previously provided, as it is Pfizer’s current intention to repatriate these earnings as opposed to permanently reinvesting them overseas.  The amount of these deferred taxes, as calculated by Wyeth, is disclosed in their 2008 annual report and this disclosure is the basis for our repatriation adjustment.

(g)
Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed.  Goodwill is not amortized.

6.	Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed.  Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)    To record an estimate of intangible asset amortization.

(b)    To record the following adjustments:

(IN MILLIONS)
Amortization of the fair value increase to debt	$(11)
Additional expense on incremental debt to finance the merger(*)	2,246
Estimate of forgone interest income on the combined company’s cash and cash equivalents and short-term investments used in the merger(**)	781
Total	$3,016
(*)
On March 12, 2009, Pfizer entered into a $22.5 billion bridge term facility with certain lenders in connection with the financing of a portion of the consideration expected to be transferred.  The bridge term facility has a term of 364 days beginning from the date the acquisition closes and provides Pfizer with unsecured financing in a total principal amount up to $22.5 billion.  The bridge term facility is expected to be refinanced using proceeds obtained through permanent financing from issuances of Pfizer debt and/or equity securities.  For purposes of these unaudited pro forma condensed combined financial statements, we have assumed that Pfizer would borrow the entire $22.5 billion available under the bridge term facility to partially fund the acquisition.  We have also assumed that Pfizer would exit the bridge term facility over the nine months following the completion of the merger by replacing it with permanent debt financing.  For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we have assumed that the amounts outstanding under the bridge term facility bear interest at LIBOR, plus an estimated margin ranging from 300 - 400 basis points and that the permanent debt financing would bear interest at 6.25%.

We have estimated additional interest expense of $1,296 million on assumed borrowings under the bridge term facility and expected permanent debt financing, which we have assumed will be put in place over the nine months following the completion of the merger to refinance the bridge term facility. We made the following interest rate assumptions:

•
we estimated interest expense on the bridge term facility using LIBOR in effect as of March 11, 2009, which was 1.32594%, plus an estimated margin of 300 basis points for the first three months after funding, 350 basis points for the next three months and 400 basis points for the three months after that; and

•	we estimated interest expense on the permanent replacement debt using an assumed interest rate of 6.25%.

In addition to interest on the amounts outstanding under the bridge term facility, we expect to pay various fees associated with this bridge financing.  For purposes of the Unaudited Pro Forma Condensed Combined Statement of Income, we have estimated that Pfizer could incur fees of $950 million under the bridge term facility, and we have included these fees in the adjustment to pro forma debt expense.

For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we have assumed that Pfizer would not incur extension fees associated with the bridge term facility since Pfizer does not expect to extend the maturity date of the bridge term facility.

The fees that Pfizer will ultimately pay can vary significantly from what is assumed in these Unaudited Pro Forma Condensed Combined Financial Statements, and will depend on the actual timing and amount of borrowings and repayments under the bridge term facility, the actual mix of permanent debt/equity financing, the actual fixed/floating mix of permanent debt financing, and Pfizer’s credit rating, among other factors.

If LIBOR were to increase or decrease by .125% from the rate we have assumed in estimating the pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by about $8 million.

(**)	For purposes of these unaudited pro forma condensed combined financial statements, we estimated the forgone interest income of the combined entity as follows:

•	We assumed the loss of Wyeth’s entire interest income in 2008 of $467 million under the assumption that all of Wyeth’s cash and short-term investments would be used to partially fund the merger; and

•
We assumed the loss of approximately $314 million of Pfizer’s interest income on short-term investments, under the assumption that a portion of these investments will be used to partially fund the merger.  Our estimate is based on a weighted-average annual interest rate realized in 2008 of 4%.

(c)
To record an estimate of the tax impacts of the acquisition on the balance sheet and income statement, primarily related to the additional expense on incremental debt to finance the merger, estimated fair value adjustments for acquired inventory, intangibles and debt (see items b, e, g and i), repatriation decisions and the assumed utilization of deferred tax attributes, as applicable.  We generally assumed a 30% tax rate when estimating the tax impacts of the acquisition.  However, we assumed a 39% tax rate when estimating the tax impacts of the additional expense on incremental debt to finance the merger since we assumed it would be taxed at the estimated combined effective federal and state rate for the U.S.  Although not reflected in these Unaudited Pro Forma Condensed Combined Financial Statements, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs as well as the geographical mix of income.

(d)
To record the cash portion of the transaction consideration estimated to be $44,659 million and to record estimated payments of $150 million for Pfizer’s acquisition-related transaction costs and $138 million to fund deferred compensation plans at Wyeth upon merger.  The cash is expected to be sourced from a combination of bank financing ($22,500 million), available cash and cash equivalents ($10,016 million) and the sale or redemption of certain short term investments ($12,431 million).

(e)
To adjust acquired inventory to an estimate of fair value.  Pfizer’s cost of sales will reflect the increased valuation of Wyeth’s inventory as the acquired inventory is sold, which for purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, we have assumed will occur within the first year post-acquisition.  There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the Unaudited Pro Forma Condensed Combined Statement of Income.

(f)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(IN MILLIONS)
Eliminate Wyeth’s historical goodwill	$(4,262)
Estimated transaction goodwill	10,903
Total	$6,641

(g)	To adjust intangible assets (including in-process research and development intangibles) to an estimate of fair value, as follows:

(IN MILLIONS)
Eliminate Wyeth’s historical intangible assets	$(422)
Estimated fair value of intangible assets acquired	50,900
Total	$50,478

(h)	Includes $138 million to fund deferred compensation plans at Wyeth upon merger.

(i)	To record the Pfizer debt incurred to effect the acquisition and to adjust the Wyeth debt to an estimate of fair value, as follows:

(IN MILLIONS)
Establish incremental bank loan to effect the merger(*)	$22,500
Estimated fair value increase to debt assumed	134
Total	$22,634
(*)
On March 12, 2009, Pfizer entered into a $22.5 billion bridge term facility with certain lenders in connection with the financing of a portion of the consideration expected to be transferred.  The bridge term facility has a term of 364 days beginning from the date the acquisition closes and provides Pfizer with unsecured financing in a total principal amount up to $22.5 billion.  The bridge term facility is expected to be refinanced using proceeds obtained through permanent financing from issuances of Pfizer debt and/or equity securities.  For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, we assumed that Pfizer would borrow the entire $22.5 billion under the bridge term facility to partially fund the acquisition.  In the Unaudited Pro Forma Condensed Combined Balance Sheet, we presented the borrowings under the bridge term facility as long-term debt under the assumption that we have the intent and ability to replace the bridge term facility with permanent, long-term debt financing.

(j)	To record the common stock portion of the transaction consideration, at par, and to eliminate Wyeth common stock, at par, as follows:

(IN MILLIONS)
Eliminate Wyeth common stock	$(444)
Issuance of Pfizer common stock	66
Total	$(378)

(k)	To record the common stock portion of the transaction consideration, at fair value less par, and to eliminate Wyeth additional paid-in-capital, as follows:

(IN MILLIONS)
Eliminate Wyeth additional paid-in capital	$(7,483)
Issuance of Pfizer common stock	16,712
Total	$9,229

(l)	To eliminate Wyeth retained earnings, and to record estimated acquisition-related transaction costs of Pfizer, which are not expected to be recurring expenses, as follows:

(IN MILLIONS)
Eliminate Wyeth retained earnings	$(12,869)
Estimated acquisition-related transaction costs assumed to be non-recurring	(150)
Total	$(13,019)

We have made no adjustment for anticipated acquisition-related transaction costs to be incurred by Wyeth, which are estimated to be approximately $135 million.

(m)	To eliminate Wyeth accumulated other comprehensive expense.

The Unaudited Pro Forma Condensed Combined Financial Statements do not present a combined dividend per share amount. On March 3, 2009, Pfizer paid a first quarter 2009 dividend of $0.32 per common share.  In January 2009, Pfizer announced that, effective with the dividend to be paid in the second quarter of 2009, its quarterly dividend per share will be reduced to $0.16 ($0.80 per share annualized for 2009).  Following the first quarter of 2009, Pfizer will not declare or pay a quarterly dividend in excess of $0.16 per common share prior to consummation of its merger with Wyeth and any future payment of Pfizer’s quarterly dividend is subject to future approval and declaration by Pfizer’s Board of Directors.  Wyeth’s current quarterly dividend for the first quarter of 2009 is $0.30 per common share ($1.20 per common share annualized).  Wyeth will not declare or pay a quarterly dividend in excess of $0.30 per common share prior to consummation of its merger with Pfizer and any future payment of Wyeth’s quarterly dividend is subject to future approval and declaration by Wyeth’s Board of Directors.  The dividend policy of the combined company will be determined by its Board of Directors following the merger.

The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the combined basic and diluted weighted-average shares.  The historical basic and diluted weighted average shares of Wyeth were assumed to be replaced by the shares expected to be issued by Pfizer to effect the merger.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the expected realization of annual cost savings of $4 billion by 2012.  These savings are expected in selling, informational and administrative functions, research and development and manufacturing.  Although management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.  The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect estimated acquisition-related restructuring charges associated with the expected cost savings, which could be in the range of approximately $6-8 billion dollars and which will be expensed as incurred.

7.	Forward-looking Statements

These Unaudited Pro Forma Condensed Combined Financial Statements may be deemed to be forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions.  Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Pfizer and Wyeth, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts.  These forward-looking statements are based largely on management's expectations and are subject to a number of risks and uncertainties.  Actual results could differ materially from these forward-looking statements.  Neither Pfizer nor Wyeth undertake any obligation to update publicly or revise any forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Pfizer and Wyeth will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the failure of Wyeth shareholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Pfizer's and Wyeth's ability to accurately predict future market conditions; dependence on the effectiveness of Pfizer's and Wyeth's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Pfizer's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 27, 2009, Wyeth's 2008 Annual Report on Form 10-K filed with the SEC on February 27, 2009, included in the “Risk Factors” section of each of these filings, and each company's other filings with the SEC available at the SEC's Internet site (http://www.sec.gov).